SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)

                     of the Securities Exchange Act of 1934

|X| Filed by the Registrant |_| Filed by a Party other than the Registrant Check the appropriate box:

|_|     Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|     Definitive Proxy Statement
|_|     Definitive Additional Materials

|X|     Soliciting Material Pursuant to Rule Rule 14(a)-12

                        FIRST COMMERCE BANCSHARES, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1)
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              pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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|_|     Check box if any part of the fee is offset as provided  by Exchange  Act
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



Date:             April 18, 2000

Release Date:     Immediate

Contact: Kristi Shoemaker, Director of Marketing

                  402-434-4481

     Lincoln, Nebraska--First Commerce Bancshares, Inc. (NASDAQ-FCBIA & FCBIB) reported net income for the three months ended March 31, 2000 of $11,126,000 or $.83 per share compared to $8,488,000 or $.63 per share for the threee months ended March 31, 1999. On a percentage basis first quarter net income is up 31.1% over the similar period in 1999. First quarter net income was supported by heavy Global fund gains of $5.3 million after-tax.

     Net interest income increased $1,642,000 or 7.7% for the three months ended March 31, 2000 when compared to the same time period one year ago. Total earning assets as of March 31, 2000 were $2.36 billion compared to $2.20 billion as of March 31, 1999, up 7.2%. Total loans were $1.44 billion as of March 31, 2000, up $187 million or 15.0% from one year ago. The level of non-performing loans remains stable and modest. The Company's total assets were $2.62 billion as of March 31, 2000, compared to $2.45 billion as of March 31, 1999, up 7.1%.

     The Company has seen strong growth in fee income primarily in credit card fees. Non-interest income excluding securities transactions was $17.9 million for the three months ended March 31, 2000, up 6.5% from the same time period one year ago.

     James Stuart, Jr., Chairman and CEO, stated, "We are very pleased with the earnings results for the quarter and the loan growth achieved over the past year. The merger with Wells Fargo is projected to occur late in the second quarter. We are very pleased with merger progress, and I continue to feel that we picked an excellent merger partner."
     At its regularly scheduled board meeting on April 18, 2000, the Company declared a ten cent dividend to be paid on June 9, 2000 to stockholders of record on May 31, 2000.

     First Commerce Bancshares, Inc. is a Nebraska-based multibank holding company with banks or branches in Lincoln, Grand Island, Hastings, Kearney, McCook, North Platte, Valentine, West Point, Alliance, Bridgeport, Nebraska; and Colorado Springs, Colorado. First Commerce Bancshares, Inc. also has loan production offices in Mullen, Hyannis, Holdrege, Snyder, Wood River, Cairo, Nebraska; Goodland, Kansas; and Burlington, Colorado.


The SEC mandates the following: We urge shareholders of First Commerce and other investors to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 to be filed with the SEC in connection with the proposed merger because it will contain important information. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC's web site (www.sec.gov) and from First Commerce's and Wells Fargo's respective corporate secretaries. In addition, the identity of the people who, under SEC rules, may be considered participants in the solicitation of First Commerce's shareholders in connection with the proposed merger, and a description of their interests, is available in SEC filings under Schedule 14A made by First Commerce on February 2, 2000.

FIRST COMMERCE BANCSHARES, INC.

FINANCIAL HIGHLIGHTS

(In Thousands Except Per Share Data)

                                   (Unaudited)

                               Three Months Ended

                                                              March 31,                    Year Ended December 31,
                                                     ------------------------           ------------------------------
                                                       2000             1999              1999            1998            1997
                                                     --------         ------            --------        --------        --------

Net interest income                                   $22,838         $21,196            $87,922       $82,197        $76,586
Provision for loan losses                               1,516           1,595              6,877         7,658          8,297
Gains on securities sales                               8,064           1,747              4,625         4,635          4,861
Noninterest income                                     17,921          16,828             70,759        61,079         48,978
Noninterest expense                                    30,519          25,228            108,873        95,286         81,103
Net income                                             11,126           8,488             30,927        29,035         26,597

Performance ratios:(1)
  Return on average equity(2)                           17.03%          14.27%             12.59%        13.05%        13.28%
  Return on average assets                               1.70            1.41               1.24          1.29          1.28

Per common share:
  Net income                                           $  .83         $.63                 $2.33         $2.15         $1.96
  Dividends                                               .10             .09                .36           .34           .30
  Stockholders' equity before accumulated
    other comprehensive income                          19.96           17.89              19.23         17.36         15.57
  Total stockholders' equity                            19.91           18.44              19.32         18.40         17.19

Market value (trading range) of common stock:

Class A Voting

  High                                                  39.50           29.50              29.50         32.00         33.00
  Low                                                   20.13           24.50              18.00         24.75         20.00
  Last                                                  34.63           24.50              25.50         26.25         29.00

Class B Non Voting

  High                                                  35.00           30.00              30.00         33.50         32.50
  Low                                                   18.00           21.25              17.75         24.00         16.00
  Last                                                  34.69           25.00              19.69         28.00         32.50

                                                       As of March 31,                            As of December 31,
                                                     ----------------------           ------------------------------
                                                     2000             1999                1999          1998          1997
                                                     --------      ----------            ------        ------        ------

Assets                                               $2,620,343    $2,446,794         $2,609,590    $2,384,745     $2,251,100
Investments                                             865,111       823,247            815,692       747,844        691,144
Loans                                                 1,435,082     1,247,613          1,441,013    1,284,007       1,236,443
Loan loss reserve                                        25,004        24,503             24,952        24,292         22,458
Deposits                                              1,800,115     1,738,340          1,812,856     1,728,500      1,649,494
Equity capital                                          265,531       248,700            257,663       248,646        232,580
Capital to assets(2)                                       10.2%          9.9%               9.8%          9.9%           9.5%
Allowance for loan losses/loans                             1.7           2.0                1.7           1.9            1.8
Marketable equities -- Cost                             $68,961       $53,337            $60,520       $52,057        $43,217
Marketable equities -- Fair value                        91,401        69,470             88,544        72,258         73,913

(1)  Annualized.
(2)     Before accumulated other comprehensive income.
